SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Synquest, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact:	Jamie Muir Vice President, Corporate Marketing (770) 325-2960 jmuir@synquest.com

SYNQUEST, INC. REGAINS COMPLIANCE WITH MINIMUM BID PRICE LISTING REQUIREMENT OF
THE NASDAQ SMALLCAP MARKET

Company has scheduled appeal related to noncompliance with other listing criteria.

ATLANTA (September 23, 2002) – SynQuest, Inc. (Nasdaq/SC: SYNQ), a leading provider of supply chain planning solutions, today reported that Nasdaq notified the Company that the Company has regained compliance with Nasdaq’s $1.00 minimum bid price listing requirement for continued listing of the Company’s common stock on the Nasdaq SmallCap Market. As previously released, Nasdaq notified the Company on August 15, 2002 that its common stock would be removed from listing effective August 22, 2002 due to its failure to regain compliance with the minimum bid price requirement as of that time. The Company submitted a hearing request that stayed removal from listing, and Nasdaq granted a hearing in late September. In the interim, the Company’s common stock closed above $1.00 per share each day. Nasdaq therefore determined that the Company regained compliance with the minimum bid price requirement and cancelled the Company’s hearing originally scheduled for September 26, 2002.

Nasdaq also informed the Company that it does not currently comply with the net tangible assets / shareholders’ equity / net income requirement as set forth in Nasdaq Marketplace Rule 4310(c)(2)(B). Further, Nasdaq stated its belief that the transactions with Viewlocity, Inc., Tillion, Inc. and various other investors announced by the Company on September 3, 2002, constitute a reverse merger as set forth in MarketPlace Rule 4330(f). If Nasdaq determines that the transactions constitute a reverse merger, the Company will be required to meet Nasdaq’s initial listing requirements in order to maintain listing of its common stock on the Nasdaq SmallCap Market. The initial listing requirements are more stringent than Nasdaq’s continued listing requirements.

A new hearing before Nasdaq’s Listing Qualifications Panel has been scheduled on October 17, 2002 to consider these two issues addressed in Nasdaq’s most recent notification. The hearing will stay the removal from listing of the Company’s common stock pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing. If the Company is unsuccessful in maintaining its Nasdaq SmallCap Market listing, the Company’s common stock will be quoted on the Nasdaq-sponsored OTC Bulletin Board Service.

About SynQuest

SynQuest, Inc. specializes in providing supply chain planning software that is designed to significantly reduce manufacturing and logistics costs and, at the same time, enable companies to meet customer requirements. SynQuest software uses financially focused technology to solve high-value supply chain problems for target markets including automotive and industrial manufacturers. The Company’s supply chain planning solutions feature rapid implementation for a fast, compelling return on investment. For more information, call 1-800-844-3228 or visit www.synquest.com.

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SynQuest Regains Compliance with Minimum Bid Price

September 23, 2002

This press release contains statements, estimates or projections, not historical in nature, including statements with respect to plans, projections or future performance of SynQuest and further versions of SynQuest Solutions, that may constitute “forward-looking statements” as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from SynQuest’s historical experience and our present expectations or projections. These risks include, but are not limited to, risks associated with the transactions with Viewlocity, Inc., Tillion, Inc. and various investors, the effect of economic conditions, the ability to meet all of the applicable Nasdaq listing requirements, the risk that Quotation on the OTC Bulletin Board may result in diminished liquidity for trading of the Company’s common stock and other uncertainties detailed in SynQuest’s filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. SynQuest undertakes no obligation to publicly update or revise any forward-looking statements.

SynQuest is a registered trademark of SynQuest, Inc., Atlanta, GA.

Additional Information and Where to Find It

SynQuest will file a proxy statement regarding the proposed transactions with Viewlocity, Tilion and other investors with the SEC. The proxy statement will contain important information that shareholders should consider before making any decision on how to vote on the transactions. SynQuest’s shareholders are advised to read the proxy statement when it becomes available because it will contain important information regarding the transactions. A free copy of the proxy statement may be obtained (once it is filed) at the SEC’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained, once they are filed, free of charge from SynQuest. The annual, quarterly and other reports filed by SynQuest with the SEC are also available free of charge at the SEC’s website. A free copy of these reports may also be obtained from SynQuest.

Information Concerning Participants

SynQuest, its directors, executive officers and certain members of management and employees may be soliciting proxies from SynQuest shareholders in favor of the transactions with Viewlocity, Tilion and other investors. A description of any interests, direct or indirect, that directors and executive officers of SynQuest have in the transactions will be included in the proxy statement.

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